Exhibit 99.4

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THISAMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 30th day of January, 2007 (the “Effective Date”), between IDAHO GENERAL MINES, INC. (the “Company”), and ROBERT L. DUMONT (“Executive” or “Dumont”).

W I T N E S S E T H

WHEREAS, the Company is in the mining business and wishes to retain the services of the most highly qualified mining professionals; and

WHEREAS, Dumont has been employed by the Company since January 1, 2005, and currently serves as its Vice President, Finance, Business Strategies, Development and Investor Relations, as well as the Company’s interim Chief Financial Officer (“interim CFO”); and

WHEREAS, since joining the Company, Dumont has been instrumental in raising approximately Thirty Million Dollars ($30,000,000.00) in capital for the Company, and an essential participant in the acquisition of the Hall Tonopah Mining Property; and

WHEREAS, Dumont and the Company wish to amend and restate his engagement by the Company as its Vice President, Business Strategies, Development and Investor Relations, and interim CFO all on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and promises of the parties contained herein, the Company and Dumont enter into this Agreement and agree as follows:

1.                                       DESCRIPTION OF SERVICES.  Dumont shall, to the best of his ability, industriously and faithfully perform the responsibilities as Vice President, Business Strategies, Development and Investor Relations, and interim CFO.  Dumont understands that the Company is searching for a CFO and if such an individual is hired, Dumont’s duties as CFO will be transferred to the new CFO.  Dumont shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of Company; provided, however, that Executive may serve on other boards as a director or trustee if such service in the opinion of the Company does not interfere with his ability to discharge his duties and responsibilities to Company.  The Executive shall be report to the Chief Executive Officer of the Company.  Executive’s duties as Vice President, Business Strategies and Development and Investor Relations involve managing the interaction by the Company with investors, potential investors and all other Company identified sources of equity and debt providers and the financial aspects related thereto.

2.                                       TERM OF AGREEMENT/EARLY TERMINATION.

2.1                                 The term of this Agreement shall commence as of the Effective Date and shall terminate automatically twenty-four (24) months after the Effective Date (the “Term”) unless the parties, prior to the end of the Term, enter into a written agreement renewing or extending this Agreement.  Unless occurring earlier, all granted stock options, stock warrants and stock grants shall vest at the end of the Term of this Agreement and be exercisable pursuant to the then current Stock Option Plan of the Company.

2.2                                 Despite the Term of this Agreement set forth in Section 2.1 above, the Company shall have the right to earlier terminate this Agreement automatically upon the death of Dumont.  In such event, the Company shall pay Dumont’s estate the Base Compensation earned and to be earned through the term of this Agreement, and all stock options, warrants and stock grants held by Dumont shall automatically vest and be exercisable by Executive’s heirs, executors, administrators or personal representatives in accordance with the then current Stock Option Plan of the Company.

2.3                                 Despite the Term of this Agreement set forth in Section 2.1 above, Dumont shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the Company for any reason provided the Company may waive the notice period.  In such event, the Company shall pay Dumont the Base Compensation earned but not yet paid to Dumont.

2.4                                 Automatically upon a Change of Control, the Company shall pay to Executive two (2) years of annual Base Compensation and any declared but unpaid Bonus.  In the event of a contemplated Change in Control, the Executive shall receive a stock grant of Two Hundred Fifty Thousand (250,000) shares of common stock in the Company, payable prior to the closing of the Change in Control event.  Furthermore, all granted stock options, stock warrants and stock grants under this or any provision of this Agreement will vest upon the effective date of the closing of the Change of Control event.  For the purposes of this Agreement, Change of Control shall mean:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.4(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company;

(b)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding Company common stock and the outstanding Company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding Company common stock and the outstanding Company voting securities, as the case may be, and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirection, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination;

(c)                                A transfer, sale or disposition of a substantial portion of the assets of the Company to an unrelated party;

(d)                               Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

(e)                                Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

2.5                               Despite the Term of this Agreement set forth in Section 2.1 above, Dumont shall be entitled to terminate his employment with the Company for “Good Reason” in which case Dumont will receive any portion of his Base Compensation and any declared Bonus earned through the date of termination, but not yet paid to Dumont, plus a severance payment equal to the remaining compensation to be paid Dumont over the remaining term of this Agreement, plus the compensation and benefits enumerated in Section 2.4, plus all granted stock options, warrants and stock grants shall automatically vest.  For purposes of this Agreement, “Good Reason” shall mean the good faith determination by Dumont that he has been constructively discharged by the Company and shall include, without limitation, the decision to relocate the Company’s headquarters from Spokane, Washington, or a decline in Dumont’s health or an illness as determined by a licensed health care provider that he cannot fulfill the services assigned to him pursuant to this Agreement.  Should the Company enter into a definitive agreement which, if closed, would be a Change of Control event under Section 2.4, within twelve (12) months after what would have been the Term of this Agreement, but for Dumont’s termination of this Agreement pursuant to this Section 2.5, he shall be entitled to receive the compensation and benefits enumerated in Section 2.4.

2.6                               Should the Company terminate Dumont during the Term of this Agreement for any reason or should the Company enter into a definitive agreement which, if closed, would be a Change of Control event, within twelve (12) months after the end of the Term of this Agreement, Dumont shall be entitled to receive the compensation and benefits enumerated in Section 2.4 hereof.

Following any notice of termination, each party shall cooperate with the other in all matters relating to the winding up of Dumont’s work on behalf of the Company

3.                                       COMPENSATION.

3.1                               Base Compensation.  During the Term hereof, Base Compensation shall be payable to Dumont based on an annual rate of Two Hundred Five Thousand Dollars ($205,000.00).  Said Base Compensation shall be payable monthly in arrears in accordance with the Company’s regular payroll procedures, policies and practices.  Base Compensation may be reviewed and adjusted annually by the Company as it deems appropriate.

3.2                               Incentive Compensation.

Bonuses. Dumont shall be eligible to receive such bonuses as the Board of Directors of the Company may determine from time to time.

(a)                                Restricted Stock Grant.  The Company shall provide to Dumont on the Effective Date of this Agreement a Restricted Stock Grant of One Hundred Thousand (100,000) Shares which will be provided and payable to Dumont pursuant to a Restricted Stock Grant Award Agreement, the payment of which is related to Dumont’s continuing role as interim CFO.

(b)                               Restricted Stock Grant.  The Company shall provide to Dumont on the Effective Date of this Agreement a Restricted Stock Grant of One Hundred Fifty Thousand (150,000) Shares which will be provided and payable to Dumont pursuant to a Restricted Stock Grant Award Agreement, the payment of which is related to the completion of a financing (or financings) which in aggregate total the amount of funding required to satisfy the cash requirements as will be set forth in the 2007 budget adopted and approved by the Board.

(d)                               Cash Incentive Award for Major Financing.  A cash payment of Two Hundred Thousand Dollars ($200,000.00) will be paid to Dumont within forty-five (45) days of the completion of equity and/or debt offering which raises in the discretion of the Board sufficient capital in equity and/or debt to commence production of the Mount Hope Mine or such other Company mine asset, and to cover costs and expenditures during the construction period (the “Funding”).  Dumont will assist in the planning for and the obtaining the Funding which, at this time, is planned to be raised by the end of the first quarter of 2008 on terms to be approved by the Board.  It is understood that the portion of the Funding that is debt may be subject to conditions precedent and that the release of the debt funds may be subject to milestones all as may be set forth in the debt transaction documents.  The Funding that is debt must be a firm written commitment, for a lending source, with conditions precedent and milestones all of which are satisfactory to and approved by the Board.  To the extent that the required Funding exceeds or is less than Five Hundred Million Dollars ($500,000,000.00), Dumont’s bonus will be prorated upward or downward accordingly.

All payments to Dumont under Sections 3.1 and 3.2 shall be subject to the customary withholding taxes and the other employee taxes as required by law and deductions authorized by Dumont.  All stock options and grants are subject to the Company’s 2006 Equity Incentive Plan.

3.3                                 Business Expenses/Reimbursement of Disallowed Expenses.  The Company shall also reimburse Dumont for other reasonable and necessary business expenses in connection with the performance by Dumont of his duties hereunder, including business, entertainment and travel, subject to compliance with such policies regarding expenses and expense reimbursements as may be adopted from time to time by the Company.  If any compensation payment, medical reimbursement, employee fringe benefit, expense allowance payment or other expense incurred by the Company for the benefit of Dumont is disallowed in whole or in part as a deductible expense of the Company for federal or state income tax purposes, Dumont shall reimburse the Company, upon notice and demand, to the full extent of the disallowance.  In lieu of payment by Dumont to the Company, Dumont authorizes the Company to withhold amounts from Dumont future compensation payments until the amount owed to the Company has been fully recovered.  The Company shall not be required to legally defend any proposed disallowance and the amount required to be reimbursed by Dumont shall be the amount, as finally determined by agreement or otherwise, which is actually disallowed as a deduction.  This legally enforceable obligation is in accordance with the provisions of Revenue Ruling 69-115 and is for the purpose of entitling Dumont to a business expense deduction for the taxable year in which the repayment is made to the Company.  In this manner, the Company shall be protected from having to bear the entire burden of a disallowed expense item.

3.4                               Fringe Benefits.  During the term of Dumont’s employment by Company, Dumont shall be entitled to participate in the retirement and health and welfare benefits offered generally by Company to its employees, to the extent that Dumont’s position, tenure, salary, health, and other qualifications make Dumont eligible to participate.  Dumont’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time.  Company does not guarantee the adoption or continuance of any particular employee benefit during Dumont’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of Company, to amend, modify or terminate any of its benefits during the Term of this Agreement.  Dumont also will be entitled to all normal and customary perquisites of employment, including paid-time-off, available to employees of the Company at Dumont’s level, subject to the stated terms and conditions of such perquisites.

3.5                               Excise Tax Gross-Up Payment.  If it is determined that any payment, distribution, coverage or benefit acceleration received or to be received by Dumont from the Company pursuant to this Agreement or otherwise (collectively referred to as the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (such tax referred to as the “Excise Tax”), then Dumont shall be entitled to receive an additional payment from the Company (the “Excise Tax Gross-Up Payment”) in an amount such that the net amount retained by Dumont, after the calculation and deduction of any Excise Tax on the Payments (together with any penalties and interest that have been or will be imposed on Dumont in connection therewith) and any federal, state or local income taxes, Excise Taxes and payroll taxes (including the tax imposed by Section 3101(b) of the Code) on the Excise Tax Gross-Up Payment provided for in this Section 3.5 shall be equal to the Payments.  In computing the amount of this payment, it shall be assumed that Dumont is subject to tax by each taxing jurisdiction at the highest marginal tax rate in the respective taxing jurisdiction of Dumont, taking into account the city and state in which Dumont resides, but giving effect to the tax benefit, if any, which Dumont may enjoy to the extent that any such tax is deductible in determining the tax liability of any other taxing jurisdiction (provided that the highest marginal tax rate for federal income tax purposes shall be determined under Section 1 of the Code).

All determinations required to be made under this Section 3.5, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, unless otherwise specified in this Section 3.5, shall be made by the Company’s independent auditors, whose determination shall be final and binding on all parties.

4.                                       DISCLOSURE OF INFORMATION.

4.1                               Dumont acknowledges that he will receive access to confidential and proprietary business information or trade secrets (“Confidential Information”) about the Company, that this information was obtained by the Company at great expense and is zealously guarded by the Company from unauthorized disclosure, and that Dumont’s possession of this special knowledge is due solely to Dumont’s employment with the Company.  In recognition of the foregoing, Dumont will not at any time during employment or following termination of employment for any reason, disclose, use or make otherwise available to any third party any Confidential Information relating to the Company’s business, including its products, production methods and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Dumont’s duties for the Company.

4.2                               Upon termination of employment with the Company, Dumont shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property in whatever form and all copies thereof in Dumont’s possession.  Dumont acknowledges and agrees that all such materials are the sole property of the Company and that Dumont will certify in writing to the Company at the time of termination that Dumont has complied with this obligation.

5.                                       DISCLOSURE AND ASSIGNMENT OF INVENTIONS.

5.1                               Dumont agrees to promptly disclose to the Company inventions, ideas, processes, writings, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, which Dumont makes, conceives, reduces to practice or learns during the period of employment by Company, either alone or jointly with others, relating to any business in which the Company, during the period of Dumont’s employment, is or may be concerned (“the Inventions”).  Such disclosures shall be made by Dumont to the Company in a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved.

5.2                                 Consistent with and to the extent permitted by applicable law, Dumont hereby assigns and agrees to assign to the Company all rights in and to the Inventions and proprietary rights therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign patents and resulting patents.

5.3                               Dumont further agrees, without charge to the Company but at its expense, to assist the Company in every proper way and execute, acknowledge and deliver, during and after employment by the Company, all such documents necessary and perform such other legal acts as may be necessary, in the opinion of the Company, to obtain or maintain United States or foreign patents or other proprietary protection, for any and all Inventions made during his employment by the Company in any and all countries, and to vest title therein to the Company.

5.4                               Dumont acknowledges notice from the Company that this foregoing obligation to assign rights in and to any Inventions does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Dumont’s own time and (1) which does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by Dumont for the Company.

5.5                               Dumont further agrees that prior to separation from employment with the Company for any reason, Dumont shall disclose to the Company, in a written report, all Inventions, the rights to which Dumont has agreed to assign to the Company under Sections 5.1 and 5.2 above, and which Dumont has not previously disclosed.

6.                                       RESTRICTIVE COVENANTS.

6.1                                 Non-Solicitation.

(a)                                Dumont specifically acknowledges that the Confidential Information described in Section 4.1 includes confidential data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and to develop proposals which are specifically designed to meet the requirements of such customers.  Therefore, during Dumont’s employment with the Company and for the twelve (12) months following termination of employment for any reason, except on behalf of he Company or with the Company’s prior written consent, Dumont is prohibited from soliciting, either directly or indirectly, on his own behalf or on behalf of any other person or entity, all such customers with whom Dumont had contact during the twenty-four (24) months preceding Dumont’s termination of employment.

(b)                                 Dumont specifically acknowledges that the Confidential Information described in Section 4.1 also includes confidential data pertaining to current and prospective employees and agents of the Company, and Dumont further agrees that during Dumont’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Dumont will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company.

(c)                                  Dumont specifically acknowledges that the Confidential Information described in Section 4.1 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, Dumont agrees that during Dumont’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Dumont will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to competitors of the Company, as described in Section 6.1(b), or terminating such vendor’s or supplier’s relationship or agency with the Company.

(d)                                 Dumont further agrees that, during Dumont’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Dumont will do nothing to interfere with any of the Company’s business relationships.

6.2                                 Non-Competition.

(a)                                Dumont represents to the Company that Dumont is not a party to any agreement with a prior employer or otherwise which would prohibit Dumont from employment with the Company.  Dumont further represents that he has provided to the Company copies of any and all agreements (e.g., non-competition, non-solicitation, or non-disclosure agreements) that might limit Dumont’s ability, in any way, to perform the duties of Dumont’s position on behalf of the Company, and Dumont agrees to act at all times on behalf of the Company in a manner consistent with any such agreements.  Dumont acknowledges and understands that the Company will have no obligation to provide legal representation to Dumont in the event a prior employer or other third party brings or threatens to bring an action against Dumont for violating any such agreements; that the Company may elect, at its sole discretion, to provide legal representation to Dumont but Dumont may be required to reimburse the Company for any legal expenses paid on Dumont’s behalf in the event Dumont is found to have violated any such agreements; and that Dumont may be terminated in the event the Company determines that Dumont may have violated any such agreements.  Despite anything to the contrary herein, termination based upon the Company’s determination that Dumont has violated this Section 6.2 shall be considered termination for Cause.

(b)                               Dumont covenants and agrees that during Dumont’s employment with the Company and for the twelve (12) months following termination of employment for any reason, he will not, in any state in which employee worked on behalf of the Company in the past twenty-four (24) months or in any state in which the Company owns molybdenum ore deposits, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company.

A “business competitive with that conducted by the Company” shall mean any business or activity involved in the discovery or mining of molybdenum.  To “engage in or carry on” shall mean to have ownership in such business or consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas:  operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

(c)                                  For the twelve (12) months following termination of employment for any reason, Dumont certifies and agrees that he will notify the President/CEO of the Company of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation.

7.                                       NOTICES.  Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered or if delivered by telex or telecopy with electronic confirmation when actually received by the party to whom sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the fifth business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

If to Employee:	Robert L. Dumont
906 McKinley
Kellogg, ID 83837
Fax No. 208-783-1120

If to Employer:	Chief Executive Officer
Idaho General Mines, Inc.
10 North Post Street, Suite 610
Spokane, WA 99201
Fax No. 509-838-0457

Copy to:	Michael F. Nienstedt, Esq.
Witherspoon, Kelley, Davenport & Toole, P.S.
U.S. Bank Building
422 West Riverside Avenue, Suite 1100
Spokane, WA 99201-0302
Fax No. 509-458-2728

(or to such other address as any party shall specify by written notice so given).

8.                                     LEGAL REQUIREMENTS.  Dumont represents and warrants that, during the term of this Agreement (and thereafter for so long as Dumont remains an employee of the Company), Dumont  shall comply with all legal requirements imposed by Environmental Laws imposed by any local, state or federal authority and the rules and regulations promulgated by any such entity.  For the purposes of this Agreement, Environmental Law shall mean all local, state or federal law, now or hereafter existing, that relate to health, safety or environmental protection.  Dumont shall use his best efforts to comply in all material respects with, and shall use his best efforts, within the scope of his duties, to cause the Company to comply with, all other applicable laws and regulations governing the Company including, without limitation, all environmental laws and regulations.

9.                                       NO IMPLIED WAIVERS.  Neither party shall waive any breach of any provision of this Agreement except in writing, and any waiver so granted in any single instance shall not thereby be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

10.                                 HEADINGS.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof, nor to affect the meaning thereof.

11.                                 GOVERNING LAW; JURISDICTION.  This Agreement shall be governed by and construed under Idaho law, without regard to its conflict of laws principles.  The parties agree that any litigation in any way relating to this Agreement shall be venued in either federal or state court in Shoshone County, Idaho, and Employee hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.

12.                               WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, DUMONT AND COMPANY HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ENFORCEMENT THEREOF.

13.                                 COMPLETE AGREEMENT - AMENDMENTS - PRIOR AGREEMENTS.  The foregoing, along with any agreement executed contemporaneously herewith, is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.  This Agreement supersedes any and all prior agreements among the Company and Dumont with respect to the matters covered, excepting the vesting of any stock options, stock warrants or stock grants which are not inconsistent with the provisions hereof.

14.                                 INVALIDITY.  The invalidity or lack of enforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all other respects as though such invalid or unenforceable provisions were permitted.  Moreover, the parties agree to replace or have a Court replace such invalid provisions with a substitute provision that will satisfy the intent of the parties.

15.                                 SURVIVAL.  Upon the expiration or termination of this Agreement for any reason, the provisions of this Section and the covenants of the parties herein shall survive and remain in full force and effect.

16.                                 BINDING OBLIGATIONS.  The Employee and the Company acknowledge and understand that, unless expressly stated above, Employee’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Employee’s employment with the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below, effective as of the date first set forth above.

COMPANY:

IDAHO GENERAL MINES, INC.

By:	/s/ Bruce D. Hansen
Its:	CEO

EMPLOYEE:

/s/ Robert L. Dumont
ROBERT L. DUMONT